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                                                                    EXHIBIT 21.1

                         Subsidiaries of the Registrant


Eltrax Technology Services Group, Inc. (GA)
Squirrel Systems, Inc. (GA)
Senercomm, Inc. (FL)
Eltrax Customer Care Group, Inc. (GA)
Eltrax International, Inc. (PA)
Eltrax Hospitality Group, Inc. (GA)
Solemn Acquisition Corporation (DE)
Eltrax ASP Group, LLC (GA)
Squirrel Systems of Canada, Ltd. (Canada)
Eltrax Hospitality Technologies PTE Ltd. (Singapore)
Eltrax SBD.BHD (Malaysia)
Eltrax Hospitality Scandinavia AS (Norway)
Eltrax Pty. Ltd. (Australia)
Eltrax Hospitality Ltd. (Hong Kong)
Eltrax Holdings AG (Switzerland)
Eltrax AG (Switzerland)
Eltrax Hospitality U.K. Ltd. (UK)
Eltrax Group, Inc. (Pennsylvania, Belgian Branch Office)